Exhibit 2

FORM OF SHARE SUBSCRIPTION AGREEMENT

THIS AGREEMENT is made on June 26, 2026 between the following parties:

(1)	Swift Prime Limited, a company duly incorporated and validly existing under the laws of the British Virgin Islands (the “Subscriber”); and

(2)	AIOS Tech Inc., an exempt company with limited liability incorporated under the laws of British Virgin Islands (Nasdaq: AIOS) (the “Company”).

The Subscriber and the Company are collectively referred to as the “Parties” and each a “Party.”

1.	SHARE SUBSCRIPTION

1.1 Subject to the terms and conditions of this Agreement, the Company shall issue to the Subscriber and the Subscriber shall subscribe from the Company, all of the title and interest in and to 5,000,000 Class B common shares of par value of US$0.0001 each in the share capital of the Company (the “Subscription Shares”), together with all rights, privilege and restrictions now and hereafter attaching thereto, with the consideration as set forth in Clause 3.

1.2 At the Closing, the Company shall deliver or cause to be delivered to the Subscriber one or more certificates in definitive form for the Subscription Shares, in such denomination or denominations and registered in such name or names (each, a “Designated Party”) as the Subscriber requests upon notice to the Company at least two Business Days prior to the Closing Date. The Subscriber’s obligation to pay the Purchase Price as defined in Section 3.1 shall be deferred and shall be satisfied in accordance with Section 3.1.

2.	CONDITION PRECEDENT

2.1 The issuance and allotment of the Subscription Shares to the Subscriber in accordance with Clause 1 shall be a condition precedent to the Subscriber’s obligation to pay the consideration (“Condition Precedent”).

3.	CONSIDERATION

3.1 The Parties agree that the total consideration of the Subscription Shares shall be US$0.0001 per Subscription Share and US$500 (“Purchase Price”) in total payable by the Subscriber to a bank account designated by the Company. The Purchase Price shall be paid within ten (10) days following the Closing Date. Any bank charges and currency conversion charges for transferring the fund shall be borne and paid by the Subscriber. The Purchase Price shall be paid within ten (10) days upon the satisfaction of the Condition Precedent.

3.2 Any taxation and governmental charges in connection with the issuance and allotments of the Subscription Shares and arising from the execution or performance of this Agreement shall be borne by the Subscriber.

4.	THE SUBSCRIBER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

As of the date of this Agreement, the Subscriber makes the following representations, warranties and covenants to the Company:

4.1 It is incorporated and validly existing under the applicable law and has the right to execute this Agreement.

4.2 It warrants that it will actively work with the Company to complete all necessary formalities in relation to the issuance and allotment of the Subscription Shares pursuant to the applicable laws and regulations so as to ensure that the Subscriber legally own the Subscription Shares.

4.3 The signatory whose name appears under its name on the execution page of this Agreement is a duly authorized signatory of itself.

4.4 The Subscriber hereby covenants and agrees that for a period of five (5) years from the Closing Date (the “Lock-up Period”), none of the Subscription Shares shall be sold, transferred, assigned, pledged, hypothecated, or otherwise disposed of, directly or indirectly, without the prior written approval of the Board of Directors of the Company (the “Board”). Any such approval may be granted or withheld in the Board’s sole and absolute discretion.

5.	THE COMPANY’S REPRESENTATIONS, WARRANTIES AND COVENANTS

As of the date of this Agreement, the Company makes the following representations, warranties and covenants to the Subscriber:

5.1 It is incorporated and validly existing under the applicable law and has the right to own its property, to issue shares and to carry on the business as currently conducted and to execute this Agreement.

5.2 It has the legal right and full power and authority to enter into and perform this Agreement or any other documents in connection with this Agreement, which, when executed, will constitute valid and binding obligations on itself in accordance with their respective terms.

5.3 The signatory whose name appears under its name on the execution page of this Agreement is a duly authorized signatory of itself.

5.4 The execution of, and the performance by it of its obligations under, this Agreement and any other documents in connection with this Agreement will not:

5.4.1 result in a breach of any provision of its articles of association or any other constitutional document; and

5.4.2 result in a breach of any agreement, licence or other instrument, or result in a breach of any order, judgment or decree of any court, governmental agency or regulatory body to which it is a party or by which it or any of its assets is bound.

6.	ENTIRE AGREEMENT

This Agreement constitutes the entire understanding and agreement of the Parties relating to the subject matter of this Agreement, and supersedes all previous oral and written representations, exchanges, understandings and agreements made or reached by and between the Parties up to and including the date of this Agreement. The Parties acknowledge and agree that, in entering into this Agreement, no Party has relied on any representation, warranty or undertaking which is not included in this Agreement.

7.	SEVERABILITY

If any provision of this Agreement shall be illegal, or for any other reason unenforceable, such provision shall be deemed to be independent from the other provisions of this Agreement and shall not affect the effect or enforceability of such other provisions, which shall continue to be effective and enforceable in accordance with their terms.

8.	ASSIGNMENT

No Party shall be entitled to assign the benefit of any provision of this Agreement without the prior written approval of the other Party and compliance with the applicable law.

9.	COSTS AND CHARGES

Unless otherwise provided in this Agreement or agreed in writing by the Parties to this Agreement, each Party shall bear its own costs incurred by it in relation to the execution and implementation of this Agreement (including without limitation legal fees).

10.	NOTICES

All notices shall be delivered either by hand, registered airmail or email to the following addresses (as the case may be):

Subscriber: Swift Prime Limited

Address: Craigmuir Chambers, Road Town, Tortola, VG 1110, British Virgin Islands.

Email: guoli@aiosinc.com

Attention：guoli@aiosinc.com

Company: AIOS Tech Inc.

Address: Room 407, Tower 2, Harbour Centre, 8 Hok Cheung Street, Hunghom, Kowloon, Hong Kong

Email: sylviakong@aiosinc.com

Attention: Sylvia Bit Hee Kong

Notices shall be deemed to have been delivered at the following times:

i.	if by hand, on reaching the designated address subject to proof of delivery;

ii.	if by courier, the fifth business day after the date of dispatch; and

iii.	if by email, based on the date of the email shown in the incoming mailbox.

11.	LIABILITY FOR BREACH OF AGREEMENT

11.1 If either Party terminates this Agreement without obtaining the consent of the other Party after the execution of this Agreement, such Party shall compensate the other Party for all direct and/or indirect losses incurred as a result thereof.

11.2 The liability for breach of this Agreement assumed by either Party shall not be discharged as a result of the termination/dissolution of this Agreement and/or the completion of the equity interest transfer formalities.

12.	GOVERNING LAW AND SUBMISSION TO JURISDICTION

12.1 This Agreement shall be construed in accordance with and be governed by the laws of Hong Kong.

12.2 Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity thereof shall be settled by arbitration in the Hong Kong International Arbitration Centre under the UNCITRAL Arbitration Rules in accordance with the Hong Kong International Arbitration Centre Procedures for the Administration of International Arbitration in force at the date of this Agreement. The arbitration shall be conducted in Chinese.

12.3 The award of the arbitral tribunal shall be final and binding upon the parties to the arbitration, and the prevailing party may apply to a court of competent jurisdiction for enforcement of such award.

13.	COUNTERPARTS

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same original instrument. Any Party may enter into this Agreement by executing any such counterpart.

(The remainder of this page is intentionally left blank)

IN WITNESS whereof the Parties have executed this Agreement on the day and year first above written.

Subscriber:	Swift Prime Limited

	By:	/s/ Guo Li
	Name:	Guo Li
	Title:	Director

IN WITNESS whereof the Parties have executed this Agreement on the day and year first above written.

COMPANY:	AIOS Tech Inc.

	By:	/s/ Sylvia Bit Hee Kong
	Name:	Sylvia Bit Hee Kong
	Title:	Chief Financial Officer